EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-157882 and 333-155672, and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696 and 333-160171) of our reports dated February 25, 2011, with respect to the consolidated financial statements of State Street Corporation and the effectiveness of internal control over financial reporting of State Street Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 25, 2011